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                                                                  Exhibit 10.33

December 14, 1998


Shikhar Ghosh
388 Warren Street
Brookline, MA 02146

Dear Shikhar:

This letter will confirm that your employment with Open Market, Inc. will end effective December 31, 1998. This letter will also serve as a separation agreement between you and Open Market, Inc. Open Market is interested in establishing an amicable arrangement for ending your employment relationship and therefore makes the proposal contained in this letter.

In consideration of your agreement to the terms described here, Open Market will pay you as severance a sum equal to 52 weeks salary at your current rate of base pay and actual variable compensation earned in 1998 (less appropriate federal, state, FICA, and other deductions) in accordance with the regular payday schedule. Your coverage under any company-sponsored insurance plans will expire on December 31, 1998 with the following exception. Open Market will pay for extension of your medical and dental coverage under COBRA through December 31, 1999. Open Market will deduct the regular employee payroll contribution for
these coverages from each check through your severance period.   You will be
entitled to further continue your medical and dental coverage beyond your severance period under the Consolidated Budget Reconciliation Act of 1985 (often referred to as COBRA). You will receive explanation of your COBRA rights under separate cover. The amount of your current rate of base pay and actual variable compensation earned in 1998 will be confirmed to you in writing separately.

Except for unused, accrued vacation pay, funds that may have vested in Open Market's benefit plans, any outstanding sales commission due to you under the terms of Open Market's Sales Compensation Plan Terms and Conditions document, or stock options vested as of the date of termination, the severance payment and other benefits described above are in lieu of any other compensation or payment. You will not be entitled to any other compensation or benefits, except for those explicitly described in this letter. You also understand that you remain bound by the restrictions contained in the Invention and Non-Disclosure Agreement that you executed. Among other things, that Agreement requires that you surrender all Proprietary Information and materials upon your separation from the company. The Invention and Non-Disclosure Agreement also requires that for a period of one year after your termination, you will not compete with
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Open Market. Open Market confirms its intent to enforce all other terms of your
Invention and Non-Disclosure Agreement as written. Notwithstanding the above, Open Market acknowledges that you will continue to require access to Open Market Proprietary Information in connection with your role as Chairman of the Board of the Company. In addition, Open Market hereby confirms to you that your activities in connection with ibelong Networks, Inc. (fka Affinity-Net, Inc.) as described to the Board will not constitute a corporate opportunity of Open Market or violate your non-competition agreement.

In consideration of Open Market's commitments to you under this letter, you agree to release Open Market, its parent, subsidiaries and affiliates, and its past and present officers, directors, shareholders and employees from any and all claims you may have against us arising out of the course of your employment and the termination of your employment with Open Market. Those claims include, but are not limited to any you may arguably have or have had under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the Family and Medical Leave Act, the Massachusetts Anti-Discrimination Act (G.L.c. 151B), and any other applicable federal, state or local law.

In addition, you acknowledge that this is a full and final settlement with Open Market and agree that you will not bring or file any lawsuit or administrative charge against Open Market or any of its agents, or employees, or allow others to bring such an action on your behalf. You also agree not to disclose the terms of this agreement to anyone outside your immediate family, your attorney and your financial advisors, and you will insure that they keep this information confidential. Notwithstanding the foregoing, all rights of indemnification previously provided by Open Market to you by Open Market's certificate of incorporation, by-laws and/or any indemnification agreement shall continue in full force and effect in accordance with their terms, following the date of this Agreement.

Finally, you represent to us that you have entered into this agreement based upon your own judgment, that you are fully aware of the contents and legal effect of this letter, that you have been given the opportunity, if you so desire, to consider this agreement for twenty-one (21) days before executing it and that, by this letter, we have advised you to consult with an attorney about its terms. In the event that you have executed this agreement within less than the twenty-one (21) days of the date of its delivery to you, you acknowledge that your decision to do so was entirely voluntary and that you had the opportunity to consider this agreement for the entire twenty-one (21) day
period.   Open Market acknowledges that for a period of seven (7) days from the date of the execution of this agreement, you may revoke this agreement by written notice to me at the following address:

          Open Market, Inc.
          One Wayside Road
          Burlington, MA 01803
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This agreement shall not become effective or enforceable until the expiration of this revocation period. You also represent that the terms of this agreement set forth our entire understanding regarding this subject. You agree that Massachusetts law shall govern this agreement and that the terms of this agreement shall be construed as a whole and not for or against either party.
This agreement supersedes all prior discussions, understandings and agreements with respect to your termination.

To confirm that you understand and agree to these terms, please sign both originals in the space provided below and return one to use for our files.

Sincerely,                                        Agreed to and accepted:



/s/ William Kaiser                                /s/ Shikhar Ghosh
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William Kaiser                                    Shikhar Ghosh
Chairman of the Compensation Committee
Open Market, Inc. Board of Directors



                                                  1/8/99
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                                                  Date